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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-3 of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc. and Globalstar L.P. and the financial statement schedule of Loral Space & Communications Ltd. appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
April 27, 1998